Exhibit 99.3

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. announces new share repurchase program

for up to $200 million in common shares

OAKVILLE, ONTARIO, (February 23rd, 2012): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced it plans to commence a new share repurchase program for up to $200 million in common shares.

The Company has obtained regulatory approval from the Toronto Stock Exchange (TSX) to commence a new share repurchase program for up to $200 million in common shares, not to exceed the regulatory maximum of 13,668,332 shares, representing 10% of the Company’s public float as of February 20th, 2012, as defined under the TSX rules. The bid is planned to commence on March 5th, 2012 and is due to terminate on March 4th, 2013.

“Our decision to proceed with our sixth consecutive major share repurchase program reflects our strong financial foundation and confidence in our cash flows, growth strategies and continued performance,” said Cynthia Devine, Chief Financial Officer.

Subject to the negotiation and execution of a broker agreement, the Company’s common shares under the Normal Course Issuer Bid will be purchased under the program through a combination of a 10b5-1 automatic trading plan as well as at Management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Repurchases will be made through the facilities of the TSX (and/or other Canadian marketplaces), the New York Stock Exchange (NYSE), or by such other means as may be permitted by the TSX and/or the NYSE, and under applicable laws, including private agreements under an issuer bid exemption order issued by a securities regulatory authority in Canada. Purchases made by way of private agreements under an issuer bid exemption order issued by a securities regulatory authority will be at a discount to the prevailing market price as provided in the exemption order.

There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, excluding purchases made by Tim Hortons under its current normal course issuer bid, based on the previous six completed calendar months, for a daily total of 103,928 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. Under the 2011 program, up to February 20th, 2012, Tim Hortons purchased 9,373,968 shares at an average net price of $45.94. As of February 20th, 2012, we had 157,430,411 common shares outstanding.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, including as they relate to the number of shares that may be repurchased under the Company’s share repurchase program, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2010 Annual Report on Form 10-K filed on February 25, 2011 and the Company’s 2011 Annual Report on Form 10-K expected to be filed on or about February 27th, 2012 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; commodity costs; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 1st, 2012, Tim Hortons had 4,014 systemwide restaurants, including 3,295 in Canada, 714 in the United States and 5 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli: (905) 339-6277 or morelli_david@timhortons.com